AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 3, 2007

Registration No. 333-126898
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2

POST-EFFECTIVE AMENDMENT NO. 2
TO THE
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
(Amendment No. __)

ICEWEB, INC.
(Name of small business issuer in its charter)

Delaware	7389	13-2640971
(State or jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

205 Van Buren Street
Suite 150
Herndon, Virginia 20170
703-964-8000
(Address and telephone number of principal executive offices)

Same as above
(Address of principal place of business or intended principal place of business)
_________________________

Mr. John R. Signorello
Chief Executive Officer
IceWEB, Inc.
205 Van Buren Street
Suite 150
Herndon, Virginia 20170
703-964-8000
(Name, address and telephone number of agent for service)
______________________________
Copies of all communications to:

James M. Schneider, Esq.
Schneider Weinberger & Beilly LLP
2200 Corporate Boulevard, N.W.
Suite 210
Boca Raton, Florida 33431
Telephone: 561-362-9595
Facsimile No: 561-362-9612

Approximate Date of Proposed Sale to the Public: As soon as practicable after the effective date of this registration statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ࿇

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Delaware General Corporation Law allows us to indemnify each of our officers and directors who are made a party to a proceeding if:

(a) the officer or director conducted himself or herself in good faith;

(b) his or her conduct was in our best interests, or if the conduct was not in an official capacity, that the conduct was not opposed to our best interests; and

(c) in the case of a criminal proceeding, he or she had no reasonable cause to believe that his or her conduct was unlawful. We may not indemnify our officers or directors in connection with a proceeding by or in our right, where the officer or director was adjudged liable to us, or in any other proceeding, where our officer or director are found to have derived an improper personal benefit.

Our by-laws require us to indemnify directors and officers against, to the fullest extent permitted by law, liabilities which they may incur under the circumstances described above.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the registrant has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as express in the act and is therefore unenforceable.

ITEM 25.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The estimated expenses payable by us in connection with the distribution of the securities being registered are as follows:

SEC Registration and Filing Fee **	$3,221
Legal Fees and Expenses*	50,000
Accounting Fees and Expenses*.	25,000
Financial Printing*	7,500
Transfer Agent Fees*.	500
Blue Sky Fees and Expenses*.	500
Miscellaneous*	279
TOTAL	$87,000

*	Estimated
**	Actual

None of the foregoing expenses are being paid by the selling security holders.

ITEM 26.	RECENT SALES OF UNREGISTERED SECURITIES

Following are all issuances of securities by the small business issuer during the past three years which were not registered under the Securities Act of 1933, as amended (the "Securities Act"). In each of these issuances the recipient represented that he was acquiring the shares for investment purposes only, and not with a view towards distribution or resale except in compliance with applicable securities laws. No general solicitation or advertising was used in connection with any transaction, and the certificate evidencing the securities that were issued contained a legend restricting their transferability absent registration under the Securities Act or the availability of an applicable exemption therefrom. Unless specifically set forth below, underwriter participated in the transaction and no commissions were paid in connection with the transactions.

Between September 2002 and May 2003, we sold 299,375 units of our securities to 17 accredited investors in a private placement pursuant to exemptions from the registration requirements of the Securities Act available to us under an exemption Section 4(2) and Regulation D of the Securities Act. Each unit consisted of one share of common stock and one common stock purchase warrant. We received gross proceeds of $239,500.

In August 2003, notes payable totaling $97,000 plus accrued interest held by two accredited investors were converted to 56,250 shares of our common stock. This issuance was exempt from registration under the Securities Act in reliance on Section 4(2) thereof.

Between June 2003 and April 2004, we sold 593,750 shares of common stock to 14 accredited investors in a private placement exempt from registration under the Securities Act in reliance on an exemption provided by Section 4(2) and Regulation D of that act. We received gross proceeds of $575,000.

In October 2003, we issued 191,381 shares of our common stock to 12 individuals or entities as consideration for our acquisition of substantially all of the assets of Iplicity, Inc. of Virginia. The recipients were accredited or sophisticated or non-accredited who had such knowledge and experience in business matters that they were capable of evaluating the merits and risks of the prospective investment in our securities. The recipients had access to business and financial information concerning our company. The securities were issued in reliance on an exemption from registration provided by Section 4(2) of the Securities Act.

In May 2004, we acquired substantially all of the assets of DevElements, Inc. of Virginia, including software licenses, source code, potential patents and trademarks, cash, hardware, and equipment. In exchange for the 19% interest in DevElements, we issued to the 20 individuals who were the stockholders of DevElements 187,500 shares of our common stock and options to purchase 187,500 shares of common stock exercisable at a price of $27.20 per share and expiring May 13, 2009. The recipients were accredited, sophisticated or non-accredited investors who had such knowledge and experience in business matters that they were capable of evaluating the merits and risks of the prospective investment in our securities. The recipients had access to business and financial information concerning our company. The securities were issued in reliance on an exemption from registration provided by Section 4(2) of the Securities Act.

Between December 2004 and January 2005, we sold 250,000 units of our securities at a purchase price of $2.00 per unit to two accredited investors in a private transaction exempt from registration under the Securities Act in reliance on exemptions provided by Section 4(2) and Regulation D of that act. We issued these investors an aggregate of 250,000 shares of our common stock, 250,000 Series H Common Stock Purchase Warrants and 250,000 Series I Common Stock Purchase Warrants. The terms of the warrants are described earlier in this prospectus under "Description of Securities - Series H and Series I Common Stock Purchase Warrants." We received gross proceeds of $500,000 from this offering. Cove Partners LLC, who previously entered into an agreement with the company to provide assistance and advisory services to the company, including the structure of financing, strategic planning and business combinations, introduced the company to two accredited investors and received fees of $20,000 in cash and common stock purchase warrants to purchase an aggregate of 75,000 shares of our common stock at exercise prices ranging from $4.00 to $8.00 per share.

In March 2005, we sold an accredited investor 1,666,667 shares of our Series A Convertible Preferred Stock and issued the purchaser Common Stock Purchase Warrants "A", "B" and "C" to purchase an aggregate of 4,500,000 shares of our common stock at exercise prices ranging from $2.00 to $9.60 per share for an aggregate purchase price of $1,000,000. We received net proceeds of $900,000 after payment of expenses of $35,000 and a finder's fee to Liberty Company LLC, a broker dealer, of $65,000. We also issued Liberty Company LLC a warrant to purchase 175,000 shares of our common stock with an exercise price of $0.70 per share, the terms of which, other than the exercise price, are identical to the Common Stock Purchase Warrants "A" issued to the investor. We intend to use these proceeds for general working capital and acquisitions. The transaction was exempt from registration under the Securities Act in reliance on an exemption provided by Section 4(2) of that act.

In April 2005, we issued Mr. James Bond, one of our key employees, 125,000 shares of our common stock in satisfaction of $77,000 owed him which represented the remaining portion of the cash consideration due him under the terms of our purchase of the stock of The Seven Corporation as described earlier in this prospectus. This amount was converted by Mr. Bond in accordance with the terms of the Preferred Stock Purchase Agreement with Barron Partners, L.P. This transaction was exempt from registration under the Securities Act in reliance on an exemption provided by Section 4(2) of that act. The recipient was a sophisticated investor who had such knowledge and experience in business matters that he was capable of evaluating the merits and risks of the prospective investment in our securities. The recipient had access to business and financial information concerning our company.

In April 2005, we also issued 416,667 shares of our common stock to an accredited investor as full payment for amounts due under a promissory note in the principal of $93,177 and a $50,000 subscription receivable. This transaction was exempt from registration under the Securities Act in reliance on an exemption provided by Section 4(2) of that act.

In May 2005, we issued to a stockholder whom we owe $150,000 principal plus interest under an unsecured promissory note 125,000 shares of our common stock as consideration for a 10 year extension of the due date of the note. The recipient was an accredited investor and the transaction was exempt from registration under the Securities Act in reliance on an exemption provided by Section 4(2) of that act.

In December 2005, we sold an accredited investor who had previously acquired our Series A Convertible Preferred Stock 1,833,334 shares of our Series B Convertible Preferred Stock and issued the purchaser Common Stock Purchase Warrants "D", "E" and "F" to purchase an aggregate of 2,250,000 shares of our common stock at exercise prices ranging from $2.00 to $9.60 per share for an aggregate purchase price of $500,000. We received net proceeds of $475,000 after payment of a finder's fee to Liberty Company LLC, a broker dealer, of $25,000. The proceeds were paid to us through the satisfaction of a liability to the purchaser for funds advanced to us in September 2005. We also issued Liberty Company LLC a warrant to purchase 25,000 shares of our common stock with an exercise price of $1.00 per share. We intend to use these proceeds for general working capital. The transaction was exempt from registration under the Securities Act in reliance on an exemption provided by Section 4(2) of that act.

In March 2006, we issued 100,000 shares of our common stock to a company as compensation for consulting services provided to us valued at $106,000. The recipient was an accredited investor and the transaction was exempt from registration under the Securities Act in reliance on an exemption provided by Section 4(2) of that act.

In March 2006, we acquired PatriotNet, Inc., an Internet service provider, for total consideration of $290,000 of which $190,000 was paid in cash and $100,000 was paid through the issuance of 100,000 shares of our common stock. The recipient was an accredited investor and the transaction was exempt from registration under the Securities Act in reliance on an exemption provided by Section 4(2) of that act.

In March 2006, we issued 10,031 shares of our common stock valued at $11,536 to Mr. John Younts, a key employee, as compensation for his services to us. The recipient was a sophisticated investor who had such knowledge and experience in business matters that he was capable of evaluating the merits and risks of the prospective investment in our securities. The recipient had access to business and financial information concerning our company. The shares were issued in a transaction that was exempt from registration under the Securities Act in reliance on an exemption provided by Section 4(2) of that act.

In April 2006, we issued 50,000 shares of our common stock valued at $50,000 to Mr. Brian Crooks, who was then our Chief Financial Officer, as compensation for his services to us. The recipient was an accredited investor and the transaction was exempt from registration under the Securities Act in reliance on an exemption provided by Section 4(2) of that act.

In April 2006, we also issued 100,000 shares of our common stock valued at $100,000 to Mr. John Younts, a key employee, as compensation for his services to us. The recipient was a sophisticated investor who had such knowledge and experience in business matters that he was capable of evaluating the merits and risks of the prospective investment in our securities. The recipient had access to business and financial information concerning our company. The shares were issued in a transaction that was exempt from registration under the Securities Act in reliance on an exemption provided by Section 4(2) of that act.

During June 2006 to December 2006, Blue Point Financial LLC, lent funds to us for working capital purposes. The stockholders of Blue Point Financial LLC include Mr. Robert Druzak, a principal stockholder of our company the brother of Mr. Joseph Druzak, a member of our Board of Directors, and Mr. John R. Signorello, our Chairman and CEO. The loan was due no later than 30 days from that date of funding. As consideration for providing the funding, we agreed to issue 1.54 shares of common stock for each dollar lent under the loan. In connection with this agreement, in June 2006, we issued 176,120 shares of common stock valued at $126,805. The recipients were accredited investors and the transaction was exempt from registration under the Securities Act in reliance on an exemption provided by Section 4(2) of that act.

In June 2006, under the terms of the Retailer Marketing Agreement with CompUSA, we issued CompUSA 350,000 shares of our common stock with a fair value of $350,000. The recipient was an accredited investor and the transaction was exempt from registration under the Securities Act in reliance on an exemption provided by Section 4(2) of that act.

In June 2006, we issued 53,846 shares of our common stock valued at $35,000 to Mr. Anthony Munno, our Chief Operating Officer, as compensation for his services to us. The recipient was an accredited investor and the transaction was exempt from registration under the Securities Act in reliance on an exemption provided by Section 4(2) of that act.

In September 2006, we borrowed $200,000 from Mr. Robert Druzak, a principal stockholder. The note was payable on October 29, 2006 and bore interest at 12% per annum. In connection with the note, we issued 500,000 shares of common stock valued at $225,000 as additional consideration to the note holder. The recipient was an accredited investor and the transaction was exempt from registration under the Securities Act in reliance on an exemption provided by Section 4(2) of that act.

In March 2007, we issued 339,606 shares of our common stock valued at $169,803 to Blue Point Financial, LLC, a related party, as additional interest under a short term loan to us. The recipient was an accredited investor and the transaction was exempt from registration under the Securities Act in reliance on an exemption provided by Section 4(2) of that act.

ITEM 27.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibit No.	Description of Document

2.1	Agreement and Plan of Reorganization and Stock Purchase Agreement with Disease S.I. Inc.(4)
2.2	Agreement and Plan of Merger with IceWEB Communications, Inc. (8)
2.3	Agreement and Plan of Merger with Seven Corporation (9)
3.1	Certificate of Incorporation (1)
3.2	Certificate of Amendment to Certificate of Incorporation (1)
3.3	Certificate of Amendment to Certificate of Incorporation (1)
3.4	Certificate of Amendment to Certificate of Incorporation (1)
3.5	Certificate of Amendment to Certificate of Incorporation (2)
3.6	Certificate of Amendment to Certificate of Incorporation (3)
3.7	Certificate of Amendment to Certificate of Incorporation (11)
3.8	Certificate of Designations of Series A Convertible Preferred Stock (12)
3.9	Certificate of Amendment to Certificate of Incorporation (13)
3.10	Bylaws (1)
4.1	Form of Common Stock Purchase Warrant "A" (12)
4.2	Form of Common Stock Purchase Warrant "B" (12)
4.3	Form of Common Stock Purchase Warrant "C" (12)
4.4	Form of Series H Common Stock Purchase Warrant *
4.5	Form of Series I Common Stock Purchase Warrant *
4.6	Form of $0.70 Common Stock Purchase Warrant "A" *
4.7	Form of Comerica Bank warrant *
4.8	Form of Common Stock Purchase Warrant "D" (16)
4.9	Form of Common Stock Purchase Warrant "E" (16)
4.10	Form of Common Stock Purchase Warrant "F" (16)
4.11	Form of Sand Hill Finance, LLC Warrant (17)
5.1	Opinion of Schneider Weinberger & Beilly LLP*
10.1	Acquisition Agreement with North Orlando Sports Promotions, Inc. (1)
10.2	Asset Purchase Agreement with Raymond J. Hotaling (5)
10.3	2000 Management and Director Equity Incentive and Compensation Plan (6)
10.4	Stock Purchase Agreement with Health Span Sciences, Inc. (7)
10.5	Stock Purchase and Exchange Agreement with Interlan Communications (9)
10.6	Preferred Stock Purchase Agreement dated March 30, 2005 (12)
10.7	Registration Rights Agreement with Barron Partners LP (12)
10.8	Asset and Stock Purchase Agreement for iPlicity, Inc.*
10.9	Asset and Stock Purchase Agreement for DevElements, Inc. of Virginia (15)
10.10	Form of Loan and Security Agreement with Comerica Bank*
10.11	Forbearance Agreement*
10.12	Sublease Agreement for principal executive offices*
10.13	Demand Promissory Note in the principal amount of $150,000 to John Signorello*
10.14	Form of Lease for principal executive offices*
10.15	Preferred Stock Purchase Agreement for Series B Convertible Preferred Stock (17)
10.16	Registration Rights Agreement for Series B Convertible Preferred Stock (17)
10.17	Financing Agreement with Sand Hill Finance, LLC (17)
10.18	Retailer Marketing Agreement with CompUSA (18)
10.19	Letter Agreement dated June 7, 2006 re: loans by Blue Point Financial, LLC and Mr. Robert Druzak *
10.20	Asset Purchase Agreement dated October 31, 2006 by and between Iceweb Virginia, Inc., True North Solutions, Inc., American Systems Corporation and ASC Acqusitions-TNS, Inc. *

10.21	Stock Purchase Agreement dated October 27, 2006 by and between John Younts, Integrated Power Solutions, Inc. and IceWeb, Inc. *
10.22	Stock Purchase Agreement dated February 16, 2007 by and between PC NET, The Seven Corporation of Virginia, Inc. and IceWeb, Inc. *
10.23	Form of Asset Purchase Agreement by and between IceWeb Online, Inc., IceWeb, Inc., PatriotNet, Inc. and Patriot Computer Group, Inc. *
10.24	Form of Asset Purchase Agreement dated November 22, 2006 by and between IceWeb Online, Inc. and Leros Online, Inc. *
14.1	Code of Business Conduct and Ethics*
21.1	Subsidiaries of the small business issuer *
23.1	Consent of Sherb & Co. LLP *
23.2	Consent of Schneider Weinberger & Beilly LLP (contained in such firm's opinion filed as Exhibit 5) *

*	previously filed

(1)	Incorporated by reference to the Form 10-SB, file number 000-27865, filed with on October 28, 1999, as amended.
(2)	Incorporated by reference to the definitive Information Statement on Schedule 14C as filed on June 18, 2001.
(3)	Incorporated by reference to the definitive Information Statement on Schedule 14C as filed on June 26, 2001.
(4)	Incorporated by reference to the Report on Form 8-K as filed on June 6, 2001.
(5)	Incorporated by reference to the Report on Form 8-K as filed on July 26, 2001.
(6)	Incorporated by reference to the definitive Information Statement on Schedule 14C as filed on July 23, 2001.
(7)	Incorporated by reference to the Report on Form 8-K as filed on December 4, 2001.
(8)	Incorporated by reference to the Report on Form 8-K as filed on April 4, 2002.
(9)	Incorporated by reference to the Report on Form 8-K as filed on August 1, 2003.
(10)	Incorporated by reference to the Report on Form 8-K/A as filed on February 20, 2004.
(11)	Incorporated by reference to the definitive Information Statement on Schedule 14C as filed on August 20, 2004.
(12)	Incorporated by reference to the Report on Form 8-K as filed on April 5, 2005.
(13)	Incorporated by reference to the definitive Information Statement on Schedule 14C as filed on April 4, 2005.
(14)	Incorporated by reference to Amendment No. 1 to the Report on Form 8-K/A as filed on February 20, 2004.
(15)	Incorporated by reference to the Report on Form 8-K as filed on July 23, 2004.
(16)	Incorporated by reference to the Annual Report on Form 10-KSB for the fiscal year ended September 30, 2005.
(17)	Incorporated by reference to the Report on Form 8-K as filed on January 30, 2006.
(18)	Incorporated by reference to the Report on Form 8-K as filed on June 22, 2006.

ITEM 28.	UNDERTAKINGS

The undersigned small business issuer will:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, the small business issuer will treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) Each prospectus filed pursuant to Rule 424(b) filed under the Act as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B of the Act or other than prospectuses filed in reliance on Rule 430A of the Act, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or preceding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of Herndon, State of Virginia on April 3, 2007.

ICEWEB, INC.
By: /s/ John R. Signorello
John R. Signorello, CEO and
Principal Executive Officer

By: /s/ Mark B. Lucky
Mark B. Lucky, Chief Financial Officer, Principal
Accounting and Financial Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

Signature	Title	Date

/s/ John R. Signorello	CEO and director,	April 3, 2007
John R. Signorello	principal executive officer,

/s/ Mark B. Lucky	Chief Financial Officer,
Mark B. Lucky	principal financial and accounting
	officer	April 3, 2007

/s/ Harold F. Compton	Director	April 3, 2007
Harold F. Compton

Director
Raymond J. Pirtle, Jr.

/s/ Joseph Druzak	Director	April 3, 2007
Joseph Druzak

/s/ Jack Bush______	Director	April 3, 2007
Jack Bush

The foregoing represents a majority of the Board of Directors